Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

COLONY RIH HOLDINGS, INC.

Resorts International Hotel and Casino, Inc. – incorporated in the State of Delaware

Resorts Real Estate Holdings, Inc. – incorporated in the State of New Jersey

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

Resorts International Hotel, Inc. – incorporated in the State of New Jersey

New Pier Operating Company, Inc. – incorporated in the State of New Jersey